AGREEMENT REGARDING USE OF PROCEEDS OF BUENA VISTA
SALE AND REGARDING REMAINING AMOUNT DUE UNDER
THE AGREEMENT REGARDING LOANS

AND

AMENDMENT TO AGREEMENT REGARDING USE OF PROCEEDS
OF IC-BH SALE “PROJECTS FUND” SECTION

This Agreement is entered into by and between Nevada Gold & Casinos, Inc. (“NGC”), Nevada Gold BVR, L.L.C. (“NGBVR”), and Louise H. Rogers (“Rogers”) as of November 24, 2008.  NGC, NGBVR, and Rogers are collectively referred to as the “Parties” or singly as a “Party.”

I.  Recitals

A.           The Parties previously entered into the Amended and Restated Credit Facility dated January 19, 2006 (the “Credit Facility”), in which Rogers provided a line of credit to NGC for a maximum of $55 million.  The Credit Facility was secured, at least in part, by NGC’s ownership interest in NGBVR, and NGBVR’s ownership interest in Buena Vista Development Company, L.L.C. (“BVDC”).  NGC owns 100% of NGBVR, and NGBVR owns 100% of the Class B membership interest in BVDC, for a total ownership percentage of NGBVR of 40%.  Casino Development & Management Company, L.L.C. (“CD&M”), owns 100% of the Class A membership interest in BVDC.  The Credit Facility was also secured, at least in part, by a $14,810,200.00 promissory note owed by BVDC to NGBVR (the “BVDC Note”).  BVDC was formed for the development of a casino on behalf of the Buena Vista Rancheria of Me-Wuk Indians (the “BV Casino Development Project”).

B.           The Parties amended and replaced the Credit Facility and related documents with the Agreement Regarding Loans, the Promissory Note, and the March 2008 Amended and Restated Security Agreement, all dated March 1, 2008 (collectively referred to as the Rogers’ Loan Documents”).  In the Rogers’ Loan Documents, the maturity date for the principal amount due from NGC to Rogers under the Credit Facility was extended from September 30, 2008, until June 30, 2010.  In addition, as a result of the sale of several assets owned by NGC, NGC paid Rogers $39.45 million in principal, leaving a principal balance due and owing as of March 1, 2008, of $15,550,000.00.

C.           NGC and NGBVR have received a proposal from B.V. ORO, L.L.C., a New York limited liability company (“ORO”), to purchase NGBVR’s interest in BVDC and the BVDC Note pursuant to a Purchase Agreement that provides for payments by ORO to NGBVR of (1) $16 million upon execution of the Purchase Agreement, (2) $4 million within two years after the BV Casino Development Project opens, and (3) a 5% carried interest in the Class B membership of BVDC (the “ORO Transaction”).  NGC and NGBVR acknowledge that payment is due to Rogers if a sale of NGBVR’s interest in BVDC occurs, and Rogers acknowledges that she must release her lien on NGBVR’s interest in BVDC for a sale to be consummated.  Rogers, NGC, and NGBVR all desire that NGC and NGBVR accept the offer, on the following terms and conditions between the Parties:

II.  General Terms and Conditions

A.           NGC, NGBVR, and Rogers all agree that the consideration provided by ORO to NGC and NGBVR in the ORO transaction shall be applied and distributed as follows:

1.
exactly $5.55 million shall be allocated and paid to Rogers and shall be applied to the principal and accrued interest due under the Rogers Loan Documents, and this amount shall be paid to Rogers within three business days after receipt in full of the initial $16 million payment from ORO;

2.	the remaining $10.45 million from the initial $16 million payment shall be allocated to NGC to be used by NGC in its discretion; and

3.	Rogers shall retain a security interest and first lien in NGC’s right to receive the remaining $4 million payment and in NGC and/or NGBVR’s 5% carried interest in the Class B membership of BVDC.

B.           In exchange for NGC and NGBVR applying the consideration from the ORO Transaction as set forth above, Rogers agrees, at the closing of the ORO Transaction, to release her lien on NGBVR’s interest in BVDC to allow the sale of the ownership interest to ORO by NGBVR free and clear of her lien.  NGC and NGBVR, by entering into this Agreement, grant Rogers a security interest in the $4 million future payment and the 5% carried interest in the Class B membership of BVDC as set forth above subject to all of the terms and conditions of the March 2008 Amended and Restated Security Agreement.

C.           NGC and NGBVR agree to inform Sharon E. Conway, legal counsel for Rogers, contemporaneously (whenever possible, or immediately after learning the information when contemporaneous disclosure is not possible) of any and all material events that occur related to the ORO Transaction, including but not limited to any default in payment by ORO.  Whenever possible, Ms. Conway shall be copied via e-mail on any e-mails sent related to this matter and copies of e-mails not copied to her shall be immediately and promptly forwarded to her e-mail address.

D.           Projects Fund.  This provision is intended to completely amend and replace Paragraph II(D) in the Agreement Regarding Use of Proceeds of IC-BH Sale and Regarding Remaining Amount Due under the Amended and Restated Credit Facility (as amended) dated November 13, 2007.  NGC currently has $13 million segregated into its “Projects Fund,” which is required to be an interest-bearing account set up separately from any and all other accounts held by NGC (although the funds may be held in an account at the same bank as other accounts held by NGC, but they must be in a completely separate account).  Rogers agrees that NGC may reduce the amount segregated into the Projects Fund to no less than $10 million after she receives the $5.55 million payment described in Paragraph II(A)(1) above.  In addition, as payments are made to Rogers under the Rogers Loan Documents that reduce the principal owed by NGC to Rogers, the funds required to be maintained in the Projects Fund shall be reduced to equal the principal amount due under the Rogers Loan Documents.  The funds (principal and/or interest) in the Projects Fund may be used by NGC solely for (1) acquisitions or financing of new projects, or (2) repayment to Rogers on any of her loans to NGC.  NGC may not use any funds from the Projects Fund in any way (including but not limited to purchases, investments, loans, or as collateral for any loan) without Rogers’ express written consent, which she may give or refuse in her sole discretion – for any reason or no reason – and NGC expressly and irrevocably waives any claims or causes of action it may have against Rogers for exercising this discretion.  In order to obtain Rogers’ express written consent, NGC must present the terms of any proposed project transaction to Rogers’ legal counsel, Sharon E. Conway, and to her financial advisor, W. Michael Robertson, for their review and presentation to Rogers.  NGC shall not present any proposals of any kind directly to Rogers.  Furthermore, NGC agrees to indemnify and hold Rogers harmless from any claims, causes of action, or damages alleged by any third party, including but not limited to NGC shareholders, who attempt in any way to challenge Rogers’ exercise of her sole discretion under this Paragraph, and NGC shall bear the full cost, including but not limited to actual attorney’s fees and expenses of litigation, incurred by Rogers in defending herself from any allegations related to her exercise of her sole discretion.  If any uncommitted funds remain in the Projects Fund as of June 30, 2010, the funds remaining shall be immediately applied to any outstanding principal and interest due to Rogers under any loan agreement between Rogers and NGC.  Rogers shall be promptly given a security interest in 100% of NGC’s direct and/or indirect ownership and/or other interest in any new project or acquisition purchased or financed in any way with any of the Projects Fund (a “Projects Fund Project”), and a purchase-money security interest in the assets of the wholly- or partially-owned subsidiary created to own or finance the new project (subject to any other debt used to finance the purchase of the project).  If NGC sells any of its ownership interest in a Projects Fund Project, or if it causes any wholly- or partially-owned subsidiary to sell stock or ownership interests, to one or more third parties, then all monies received from each third party must be used first to pay down on the total principal and accrued interest due to Rogers.  If NGC attempts to use any of its ownership interest in a Projects Fund Project as collateral for any loan, then the proceeds of the loan must be used first to pay down on the total principal and accrued interest due to Rogers.  NGC guarantees the cooperation of any subsidiary wholly- or majority-owned by NGC in providing these security interests to Rogers.  These security interests shall be released pursuant to the terms of the relevant Security Agreement between Rogers and NGC and/or any of NGC’s wholly- or majority-owned subsidiaries, as applicable.

E.           The Rogers Loan Documents are all incorporated by reference into this Agreement for all purposes as if fully set forth at length.  To the extent this Agreement conflicts with any of the Rogers Loan Documents, this Agreement controls.

F.           If the ORO Transaction does not close on or before December 1, 2008, then this Agreement expires and is rendered null and void in all respects, and the Agreement Regarding Use of Proceeds of IC-BH Sale and Regarding Remaining Amount Due under the Amended and Restated Credit Facility (as amended) dated November 13, 2007, survives and remains in full effect without the amendment set forth in this Agreement above, unless the Parties enter into a written agreement extending these deadlines.

III.  Miscellaneous Provisions

A.           Notices.  Any notice required or permitted by this Agreement shall be effective if given in accordance with the notice provisions set forth in the Rogers Loan Documents.

B.           Expenses.  NGC and NGBVR shall, jointly and severally, promptly pay, upon demand, any and all actual attorney’s fees and out-of-pocket expenses incurred by Rogers related to this Agreement, and in no event shall these attorney’s fees and expenses be paid later than thirty days after the date on which they are submitted to NGC and/or NGBVR.  Additionally, NGC and NGBVR, jointly and severally, shall promptly pay all costs, expenses, taxes, assessments, insurance premiums, court costs, actual attorneys’ fees, expenses of litigation, expenses of sales, and other similar and related expenses incurred by Rogers to enforce her rights and remedies under this Agreement, regardless of whether they are incurred before or after the occurrence of a breach or incurred in connection with the perfection, preservation, or defense of her security interest, or the custody, protection, collection, repossession, enforcement, or sale of the Collateral.  All of these attorney’s fees and expenses that are not paid within thirty days of the invoice date shall bear interest at the Default Rate (as defined in the Credit Facility) from the invoice date until paid in full by NGC or NGBVR.

C.           Further Assurances and Representation of Authority.  NGC and NGBVR both agree to execute all other documents and instruments reasonably requested by Rogers or her attorney to effectuate the intent of this Agreement upon written request by Rogers or her attorney after the date of this Agreement.  NGC further represents that it has full and express authority from its Board of Directors to enter into this Agreement with Rogers and to bind NGC to all of this Agreement’s terms.  NGC shall provide a copy of the minutes or Board Consent authorizing this action prior to or at Closing; failure to do so shall nullify this Agreement in its entirety, and the relationship of the Parties shall continue to be governed by the November 2007 Rogers Loan Documents.

D.           Amendment and Written Waiver.  No waiver, modification, or alteration of any provision of this Agreement, nor consent to any departure from the terms of it or from the terms of any other document, shall be effective unless it is in writing and signed by NGC, NGBVR, and Rogers, and any executed waiver shall be effective only for the specific purpose and in the specific instance set forth in that document.  Any document purporting to amend or modify this Agreement shall be of no force or effect unless the document expressly states that it is intended to amend or modify the Agreement and it is signed by all parties to this Agreement.  No waiver by Rogers of any default or breach by NGC and/or NGBVR shall be deemed to be a waiver of any other or subsequent default or breach, nor shall the waiver be deemed to be a continuing waiver.

E.           Benefit.  This Agreement is binding upon and inures to the benefit of NGC, NGBVR, and Rogers and their respective heirs, legal representatives, successors, and assigns, provided that neither NGC nor NGBVR may assign any rights, powers, duties, or obligations under this Agreement without the prior written consent of Rogers.

F.           Remedies Cumulative.  All rights and remedies of Rogers under this Agreement are cumulative of each other and of every other right or remedy that Rogers may otherwise have at law or in equity or under any other document for the enforcement of her rights and remedies or the enforcement of any duties of NGC, NGBVR, or any other party liable under the Rogers Loan Documents.  The exercise by Rogers of one or more rights or remedies shall not in any way affect her right to exercise any of her other rights or remedies, or to subsequently exercise the same rights or remedies in the future.

G.           Course of Dealing.  No course of dealing between NGC, NGBVR, and Rogers, nor any failure or delay by Rogers in exercising any of her rights, powers, or privileges under this Agreement or under any other agreement shall operate as a waiver of any of Rogers’ rights, powers, or privileges; nor shall any single or partial exercise of any right, power, or privilege under this Agreement preclude any other or further exercise of that right, power, or privilege or the exercise of any other right, power or privilege.

H.           Severability.  The invalidity of any one or more phrases, sentences, clauses, paragraphs, or sections of this Agreement shall not affect the remaining portions of this Agreement.  If any one or more of the phrases, sentences, clauses, paragraphs, or sections contained in this Agreement are invalid, or operate to render this Agreement invalid, then this Agreement shall be construed as if the invalid phrase or phrases, sentence or sentences, clause or clauses, paragraph or paragraphs, or section or sections had not been inserted.

I.           Governing Law; Venue.  The substantive laws of the State of Texas govern the validity, construction, enforcement, and interpretation of this Agreement unless the laws of the State of Texas require the application of the laws of another state.  This Agreement is performable in Montgomery County, Texas.

The parties have executed this instrument to be effective as of November 24, 2008.

Nevada Gold & Casinos, Inc.			Nevada Gold BVR, L.L.C.

By:	/s/ Robert B. Sturges	By:	/s/ Robert B. Sturges
	Robert B. Sturges, CEO		Robert B. Sturges, President
	50 Briar Hollow Lane, Suite 500W		50 Briar Hollow Lane, Suite 500W
	Houston, Texas 77027-9304		Houston, Texas 77027-9304

/s/ Louise H. Rogers
Louise H. Rogers, as her Separate Property
2512 Alta Mira
Tyler, Texas 75701-7301